UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number 0-15278

                                  TVX GOLD INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                         52nd Floor, 40 King Street West
                            Toronto, Ontario M5H 3Y2
                                  416-365-5198
            --------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Shares, no par value
               --------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
       ------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]                            Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)  [ ]                            Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)   [X]                            Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)  [ ]                            Rule 12h-3(b)(2)(ii)   [ ]
                                                     Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:1

      Pursuant to the requirements of the Securities Exchange Act of 1934, TVX Gold Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                           TVX GOLD INC.



Date:  February 20, 2003                   By: /s/ Shelley M. Riley
                                           ------------------------------
                                           Name:  Shelley M. Riley
                                           Title: Corporate Secretary








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